Inuvo Reports 19% Revenue Growth for the First Quarter 2018

LITTLE ROCK, AR, May 3, 2018 (GLOBE NEWSWIRE) -- Inuvo, Inc. (NYSE American:INUV), an advertising technology company, today reported its financial results for the quarter ending March 31, 2018. Revenue for the 2018 first quarter increased 19% year-over-year to $20.5 million.

“Strong year over year growth in Q4 2017 continued into the first quarter of 2018 and yielded the highest revenue first quarter in company history,” commented Rich Howe, Chairman and CEO of Inuvo. “Our IntentKey© technology continues to deliver for clients and is quickly evolving into a highly differentiated form of artificial intelligence for advertisers looking to find new audiences.”

2018 First Quarter Financial Highlights:

•	Revenue increased 19% to $20.5 million as compared to $17.2 million for the same period the prior year.

•	First quarter adjusted EBITDA improved $518 thousand year-over-year.

•	First quarter net loss was $1.4 million, an improvement of $285 thousand year-over-year.

•	Net cash provided by operating activities was $629 thousand compared to net cash used of $1.7 million for the same period last year.

•	Revenue concentration with our two largest partners decreased from 88.3% of revenue to 80% year-over-year.

•	Cash balance as of March 31, 2018 was approximately $4.1 million, unchanged from December 31, 2017.

Conference Call Information:
Date: Thursday, May 3, 2018
Time: 4:15 p.m. ET
Domestic Dial-in number: 1-800-239-9838
International Dial-in number: 1-323-794-2551
Live webcast: http://public.viavid.com/index.php?id=129624

A telephone replay will be available through May 17, 2018. To access the replay, please dial 1-844-512-2921 (domestic) or 1-412-317-6671 (international). At the system prompt, enter the code 8526489 followed by the # sign. You will then be prompted for your name, company and phone number. Playback will then automatically begin.

About Inuvo, Inc.
Inuvo®, Inc. (NYSE American:INUV) is an advertising technology business. The Inuvo MarketPlace is a set of technologies designed to connect advertisers (demand) with consumer audiences through publishers (supply) across device types. Inuvo can serve ads within content, video and images. To learn more about Inuvo, please visit www.inuvo.com or download our app for Apple iPhone or for Android.

Forward-looking Statements
This press release contains certain forward-looking statements that are based upon current expectations and involve certain risks and uncertainties within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Words or expressions such as "anticipate," "plan," "will," "intend," "believe" or "expect" or variations of such words and similar expressions are intended to identify such forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements, including, without limitation, statements made with respect to expectations with respect to our lack of profitable operating history, successful integration of the business acquired in February 2017, changes in our business, potential need for additional capital, fluctuations in demand; changes to economic growth in the U.S. economy; and government policies and regulations, including, but not limited to those affecting the Internet, all as set forth in our Annual Report on Form 10-K for the year ended December 31, 2017 as filed with the SEC on February 8, 2018. All forward-looking statements involve significant risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, many of which are generally outside the control of Inuvo and are difficult to predict. Inuvo undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Measures

In addition to disclosing financial results in accordance with United States generally accepted accounting principles (“GAAP”), our earnings release contains the non-GAAP financial measure “Adjusted EBITDA”.

Adjusted EBITDA is not a measure of performance defined in accordance with GAAP. However, management believes that Adjusted EBITDA is useful to investors in evaluating the Company’s performance because it is commonly used financial analysis tools for measuring and comparing companies in the Company’s industry in areas of operating performance.

Management believes that the disclosure of Adjusted EBITDA offers an additional view of the Company’s operations that, when coupled with the GAAP results and the reconciliation to GAAP net loss, provides a more complete understanding of the Company’s results of operations and the factors and trends affecting the Company’s business.

We define Adjusted EBITDA as net loss from continuing operations before taxes plus (i) interest expense, net, (ii) depreciation, (iii) amortization, and (iv) stock-based compensation. These further adjustments are itemized below. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating Adjusted EBITDA you should be aware that in the future we may incur expenses that are the same or similar to some of the adjustments in the presentation. Our presentation of these metrics should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.

INUVO, INC.

RECONCILIATION OF LOSS FROM CONTINUING OPERATIONS BEFORE TAXES TO ADJUSTED EBITDA
(Unaudited)
	Three Months Ended
	March 31,	March 31,
	2018	2017
Loss from continuing operations before taxes	$(1,415,669)	$(1,691,945)
Interest expense, net	100,889	42,944
Depreciation	438,185	328,054
Amortization	353,459	365,121
Stock-based compensation	377,847	292,334
Adjusted EBITDA	$(145,289)	$(663,492)

Company Contact:
Inuvo, Inc.
Wally Ruiz, Chief Financial Officer
501-205-8397
wallace.ruiz@inuvo.com

Investor Contact:
KCSA Strategic Communications
Valter Pinto, Managing Director
212-896-1254
valter@kcsa.com